Exhibit 10.16

OPHTHALIX INC.

Private & Confidential

July 1, 2013

Dr. Michael Belkin

[Address]

Dear Dr. Belkin,

1	This letter records the terms on which you are invited to serve as a Non-Executive Director of the Board of Directors of Ophthalix Inc. (the "Company") and confirms the agreement previously reached between us.

2	Your appointment is to continue unless you terminate this arrangement upon giving the Company not less than two (2) months’ written notice which may be given at any time, provided that such notice does not expire before the end of the said period. However, your appointment will terminate forthwith, without any entitlement on your part to compensation, if:

(i)	you are not reappointed as a director at any Company annual general meeting where you are required to retire under the Certificate of Incorporation of the Company (as amended from time to time);

(ii)	you cease to be a director by reason of your vacating office pursuant to any provision of the Certificate of Incorporation of the Company (as amended from time to time) or applicable securities or corporate laws (the “Act”);

(iii)	you are convicted of any criminal offence (excluding minor road traffic offences);

(iv)	you breach the terms of this appointment (such breach not being capable of remedy) or you fail or refuse to carry out your duties as required by this letter; or

(v)	you are guilty of gross misconduct or any act in any way which may, in the opinion of the Board, bring the Company into disrepute or discredit.

3	You will be entitled to a fee for your services as a Non-Executive Director, at the rate of US$2,000 for each individual meeting of the Board of Directors of the Company in which you attend in person, US$750 for each individual meeting of the Board of Directors of the Company in which you attend by telephone, and a fee of US$750 for each meeting of any Committee, as applicable, which you attend in your capacity as a Non-Executive Director (whether in person or by telephone). Such fees incurred will be paid on a quarterly basis.

4	Furthermore, you shall be granted options to purchase 235,000 common stock of the Company (the “Options”). The exercise price of the Options shall be $1.475 per share. The Options shall be subject to a 36 months vesting so that 1/12 of the Options shall vest on September 30, 2013 and the remaining shares shall vest 1/12th on the last day of each calendar quarter thereafter so long as you shall remain a director. The Options were approved by the Board of Directors of the Company at a duly convened Board meeting which was held on July 1, 2013.

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5	In the event of termination of this appointment (otherwise than on termination in accordance with paragraphs 2(ii) to (v) inclusive of this letter) you will be entitled to that proportion of the fees due and unpaid, accrued on a daily basis up to and including the date of termination of the appointment.

6	In the event that you are called on or requested to perform any special duties or responsibilities outside your ordinary duties as Director, the Board may agree to pay you special remuneration.

7	As a Non-Executive Director you will perform the duties normally attendant on that office, including (without limitation) attending meetings of the Board of Directors (you may attend either in person or through telephone attendance). Non-Executive Directors are expected to work with and through the Board; they are not expected to undertake executive duties or to assume executive responsibilities.

8	During the term of your appointment you may not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in, or hold any office in, any business or undertaking which competes with any of the businesses of the Company or is a customer or supplier of the Company. However, this shall not prohibit you from holding (directly or through nominees or trustees) investments listed with any recognised stock exchange which compete with the business of the Company so long as you do not hold more than 3 per cent of the issued shares or other securities of any class of any one company without the prior sanction of a resolution of the Board.

9	Both during the term of your appointment and after its termination you will observe the obligations of confidentiality which are attendant on the office of director. In addition, although they are not specifically mentioned in this letter, you will of course be subject to the normal legal duties and responsibilities of a director of a company incorporated under the Act.

10	Upon termination of this appointment you will resign from your office as a director of the Company and from all other appointments or offices which you hold as nominee or representative of the Company.

11	This letter shall be governed by the laws of the State of Delaware, USA.

Kindly confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter and returning the copy to me at the above address.

Yours sincerely,

for and on behalf of OPHTHALIX INC.

/s/ Pnina Fishman

Prof. Pnina Fishman, Chairman

/s/ Barak Singer

Barak Singer, CEO

I agree to the above terms of my appointment.

Dated: July 2, 2013
/s/ Dr. Michael Belkin
Dr. Michael Belkin

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